                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

     Filed by the Registrant |X|
     Filed by a Party other than the Registrant |_|

     Check the appropriate box:

     |_|  Preliminary Proxy Statement         |_|  Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
     |X|  Definitive Proxy Statement
     |_|  Definitive Additional Materials
     |_|  Soliciting Material under Rule 14a-12

                                  iVillage Inc.
-------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|  No fee required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
          (2)  Aggregate number of securities to which transaction
               applies:
-------------------------------------------------------------------------------
          (3)  Per unit price or other underlying value of
               transaction computed pursuant to Exchange Act
               Rule 0-11 (set forth the amount on which the filing fee
               is calculated and state how it was determined):
-------------------------------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
          (5)  Total fee paid:
-------------------------------------------------------------------------------
     |_|  Fee paid previously with preliminary materials:
-------------------------------------------------------------------------------
     |_|    Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
          (1)  Amount previously paid:
-------------------------------------------------------------------------------
          (2)  Form, Schedule or Registration Statement No.:
-------------------------------------------------------------------------------
          (3)  Filing Party:
-------------------------------------------------------------------------------
          (4)  Date Filed:
-------------------------------------------------------------------------------

                                [iVillage Logo]


                               500 Seventh Avenue
                            New York, New York 10018



                                  September 4, 2003



Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders which will be held at the Hilton Times Square, Empire Room, 234 West 42nd Street,
New York, New York at 10:00 a.m. on Thursday, October 9, 2003. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

   Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

   I hope that you will attend the meeting and I look forward to seeing you there.



                                  Sincerely,


                                  /s/ DOUGLAS W. McCORMICK
                                  -------------------------------------
                                  DOUGLAS W. McCORMICK
                                  Chairman and Chief Executive Officer
                                 iVILLAGE INC.
                               500 Seventh Avenue
                            New York, New York 10018




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On October 9, 2003

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of iVillage Inc., a Delaware corporation ("iVillage"), will be held on Thursday, October 9, 2003, at 10:00 a.m. (local time), at the Hilton Times Square, Empire Room, 234 West 42nd Street, New York, New York, for the following purposes:

          1. To elect three Class II Directors to the Board of Directors of iVillage;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of iVillage for the fiscal year ending December 31, 2003; and

          3. To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

   Stockholders of record at the close of business on August 25, 2003 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available at the Annual Meeting and, for any purpose germane to the Annual Meeting, during the ten days prior to the Annual Meeting, at the office of the Secretary of iVillage, 500 Seventh Avenue, New York, New York, during ordinary business hours.

   All stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.


                             YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                             By Order of the Board of Directors,



                             /s/ Steven A. Elkes
                             --------------------------------------
                             Steven A. Elkes
                             Secretary

New York, New York
September 4, 2003
                                 iVILLAGE INC.
                               500 Seventh Avenue
                            New York, New York 10018

                              --------------------

                                PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 9, 2003


   This proxy statement is furnished to stockholders of iVillage Inc. ("iVillage") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of iVillage for use in voting at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Hilton Times Square, Empire Room, 234 West 42nd Street, New York, New York on Thursday, October 9, 2003, at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

   This proxy statement, and the accompanying form of proxy, are first being mailed to stockholders on or about September 5, 2003.


                   VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

   The Board of Directors has fixed the close of business on August 25, 2003 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of August 25, 2003, iVillage had issued and outstanding 56,840,155 shares of common stock, $.01 par value per share, comprising all of iVillage's issued and outstanding voting stock.

Revocability and Voting of Proxies

   Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

   o by writing a letter delivered to Steven A. Elkes, Secretary of iVillage, stating that the proxy is revoked;

   o by submitting another proxy with a later date; or

   o by attending the Annual Meeting and voting in person.

   Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

   Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted:
(i) FOR the election of each of iVillage's nominees as a director; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of iVillage for the fiscal year ending December 31, 2003; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. iVillage does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

   Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the stockholders, including the election of directors. Cumulative voting by stockholders is not permitted.

   The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

   A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted for the purpose of the election of directors. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as iVillage's independent auditors for the fiscal year ending December 31, 2003.

Solicitation

   We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS


   The By-Laws of iVillage provide that the Board of Directors is divided into three classes, denominated Class I, Class II and Class III, the terms of which expire successively over a three-year period. At the Annual Meeting, three individuals will be elected as Class II Directors for a three-year term until their successors are elected and qualified.

   The Board of Directors currently has nine members. Cathleen P. Black, Edward
D. Horowitz, and Douglas W. McCormick are Class II Directors whose terms expire at the Annual Meeting. Habib Kairouz, Edward T. Reilly and Alfred Sikes are Class III Directors whose terms expire at the 2004 annual meeting of stockholders. Kenneth A. Bronfin, John T. Healy and Lennert J. Leader are
Class I Directors whose terms expire at the 2005 annual meeting of stockholders.

   Nancy Evans, a former Class III Director, resigned from the Board in July 2003 and the Nominating Committee of the Board of Directors is currently evaluating potential candidates to fill this vacancy.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently directors of iVillage. Mr. Horowitz, one of the Class II Director nominees, was elected to the Board in April 2003 to fill the vacancy created by the resignation of Daniel H. Schulman in March 2003.

   If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders properly nominate persons other than iVillage's nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of iVillage's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the 2006 annual meeting of stockholders or until his or her earlier death, resignation or removal. There is no family relationship between any director and any other director or executive officer of iVillage.

   In June 2001, iVillage entered into an amended and restated stockholder agreement with Hearst Communications, Inc. ("Hearst"). Pursuant to the amended and restated stockholder agreement, iVillage is required to appoint three representatives of Hearst to separate classes of the iVillage Board of Directors. iVillage must appoint one of these representatives to its Nominating Committee and one to its Compensation Committee. In addition, the amended and restated stockholder agreement requires that iVillage appoint five independent directors to its Board of Directors. An independent director is defined as any person who is not and has not been for the past three years affiliated with Hearst or its affiliates or an employee of iVillage or any of its subsidiaries. Pursuant to the amended and restated stockholder agreement, Messrs. Bronfin and Sikes and Ms. Black serve on iVillage's Board of Directors as designees of Hearst, with Mr. Sikes and Ms. Black also being members of iVillage's Compensation Committee and Nominating Committee, respectively.

   Under the amended and restated stockholder agreement, so long as Hearst or its affiliates holds at least 10% of the outstanding voting securities of iVillage, Hearst may recommend and iVillage's Nominating Committee must recommend to the iVillage Board of Directors that number of nominees of Hearst or its affiliates as follows:

   o so long as Hearst holds at least 14,547,723 shares of iVillage common stock, Hearst may designate three nominees;

   o so long as Hearst holds at least 12,001,871 shares of iVillage common stock, but less than 14,547,723 shares of iVillage common stock, Hearst may designate two nominees; and

   o so long as Hearst holds at least 1,818,466 shares of iVillage common stock, but less than 12,001,871 shares of iVillage common stock, Hearst may designate one nominee.

   If, after the election of directors pursuant to the above requirements, the number of voting securities held by Hearst decreases below the stated thresholds, any excess Hearst designees must immediately resign. If the number of voting securities held by Hearst falls below 1,818,466 shares of iVillage common stock, all Hearst designated directors must immediately resign. However, if the number of voting securities held by Hearst returns to 1,818,466 shares or more of iVillage common stock, all rights and obligations under the amended and restated stockholder agreement revive for the duration of the term of the amended and restated stockholder agreement. The amended and restated stockholder agreement terminates on June 20, 2006 unless earlier terminated by iVillage and Hearst. Upon any early termination, any Hearst designees serving on the iVillage Board of Directors must immediately resign.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MS. BLACK AND MESSRS. HOROWITZ AND McCORMICK AS DIRECTORS.

Director Information

   The following provides information about each nominee and continuing director, including data on their business backgrounds and the names of public companies and other selected entities for which they also serve as directors. The information concerning the directors and their security holdings has been furnished to iVillage by each director.

Class II Directors-Nominees for a Term of Three Years Expiring in 2006

   Cathleen P. Black, age 59, has been a director of iVillage since June 2001. Since January 1996, Ms. Black has served as the President, Hearst Magazines, a division of The Hearst Corporation. Ms. Black is also a Senior Vice President of The Hearst Corporation. From 1991 to December 1995, Ms. Black served as the President and Chief Executive Officer of the Newspaper Association of America. From 1983 to 1991, Ms. Black was the President and Publisher of USA Today.
Ms. Black also serves as a director of The Coca-Cola Company, International Business Machines Corporation and The Hearst Corporation. Ms. Black received a B.A. from Trinity College.

   Edward D. Horowitz, age 55, has been a director of iVillage since April 2003. Mr. Horowitz is Chairman of EdsLink LLC, a New York City based venture capital firm providing financial, advisory and technology consulting services. From January 1997 to July 2000, Mr. Horowitz was Executive Vice President for Advanced Development of Citigroup Inc. ("Citigroup") and Founder and Chairman of Citigroup's e-Citi division. In addition, Mr. Horowitz served as senior advisor on the Internet to the Office of the Chairman and as a member of the Management and Investment Committees of Citigroup. From July 2000 to July 2002, Mr. Horowitz served as a consultant to Citigroup. From April 1989 to January 1997, Mr. Horowitz held such positions as Senior Vice President, Viacom Inc., Chairman and Chief Executive Officer of Viacom Interactive Media and a member of the Viacom Executive Committee. Mr. Horowitz also serves as a director of Genuity Inc., Dotcast, Inc. and Carels Corporation, and serves on the Compensation Committee of Genuity Inc. and Dotcast, Inc. Mr. Horowitz received an M.B.A. from the Columbia University School of Business and a B.S. in Physics from the City College of New York.

   Douglas W. McCormick, age 53, has been a director of iVillage since February 1999 and Chairman of the Board since April 2001. From April 2000 through July 2000, he served as President of iVillage and has been iVillage's Chief Executive Officer since July 2000. From 1998 to April 2000, Mr. McCormick was President of McCormick Media, a media consulting firm. From 1993 to 1998, Mr. McCormick was President and Chief Executive Officer of Lifetime Television Network, a joint venture of The Hearst Corporation and The Walt Disney
Company. Mr. McCormick held various other positions at Lifetime from 1984 to 1993 in the sales, marketing and research areas. Mr. McCormick also serves as a director of Agora Media, Inc. and Enter-Act, Inc. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in Speech/ Communications from the University of Dayton.

Class III Directors-To Continue in Office until 2004

   Habib Kairouz, age 36, has been a director of iVillage since March 1998. Currently, Mr. Kairouz is a Managing Partner of Rho Capital Partners, Inc., an investment company focusing on venture capital investments, and has been with Rho since 1993. He also serves as a director for a number of private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from the Columbia University School of Business.

   Edward T. Reilly, age 56, has been a director of iVillage since April 2001. Since June 2001, Mr. Reilly has been President and Chief Executive Officer of the American Management Association and is a former Chairman of the Board of the Advertising Council, a private nonprofit organization. From June 2000 to May 2001, Mr. Reilly focused his activities on serving on several boards, including the Board for the National Council of La Raza and as Trustee of Lynchburg College. From May 1997 to June 2000, Mr. Reilly was President and Chief Executive Officer of Big Flower Holdings, Inc., an integrated marketing and advertising services company. From April 1996 to May 1997, Mr. Reilly was President and Chief Operating Officer of Big Flower Holdings, Inc. Prior to April 1996, Mr. Reilly held various management positions at McGraw-Hill Companies and McGraw-Hill Broadcasting, most recently as President of McGraw-Hill Broadcasting. Mr. Reilly received a B.B.A. from St. Francis College.

   Alfred Sikes, age 63, has been a director of iVillage since June 2001.
Mr. Sikes has been a consultant to The Hearst Corporation since January 2002. From March 1993 to December 2001, Mr. Sikes served as both Vice President of The Hearst Corporation and President of Hearst Interactive Media, a unit of The Hearst Corporation. From August 1989 to January 1993, Mr. Sikes served as Chairman of the Federal Communications Commission. Mr. Sikes also serves as a director of Hughes Electronics Corporation, a satellite television and communications provider, and Cymfony Inc., a research and information service technology provider. Mr. Sikes received a B.A. from Westminster College and a J.D. from the University of Missouri Law School.

Class I Directors-To Continue in Office until 2005

   Kenneth A. Bronfin, age 43, has been a director of iVillage since May 2002. Mr. Bronfin is President of Hearst Interactive Media, a unit of The Hearst Corporation, and has been with The Hearst Corporation since 1996. Prior to joining The Hearst Corporation, Mr. Bronfin was with the National Broadcasting Company, Inc. ("NBC"), as a founder of the Interactive Media Group as well as General Manager of NBC's digital television group and Vice President of NBC Cable and Business Development. Mr. Bronfin was also Director of Business Development for NBC Technology and was Director of NBC's Broadcast Engineering Group. Mr. Bronfin serves as a director of Circle Company Associates, Eink Corporation and Scene7, Inc. Mr. Bronfin received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. in Electrical Engineering from the University of Virginia.

   John T. (Jack) Healy, age 63, has been a director of iVillage since November 2000. Since January 1997, Mr. Healy has been a Principal of H.A.M. Media
Group, L.L.C. From July 1996 to July 1998, Mr. Healy served as a consultant to The Walt Disney Company and ABC International Television. From August 1970 to July 1996, Mr. Healy held various positions, most recently as President, ABC International Operations and Executive Vice President, ABC Cable & International, at Capital Cities/ABC Inc. Mr. Healy also serves as a director of StoryFirst Communications, Inc. Mr. Healy received a Masters of Economics and a B.A. from Brooklyn College.

   Lennert J. Leader, age 48, has been a director of iVillage since July 1998. Mr. Leader became President of the Venture Group of AOL Time Warner Investments upon the merger of America Online, Inc. ("AOL") and Time Warner Inc. in January 2001. Prior to the merger, Mr. Leader served as President of AOL Investments, a division of AOL, beginning in February 1998. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998. Prior to joining AOL, Mr. Leader was Vice President-Finance of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader serves as a director of Multex.com, Inc. Mr. Leader received a B.S. in Accounting from the University of Baltimore.

Board Meetings and Committees

   The Board of Directors held ten meetings during the fiscal year ended December 31, 2002 and acted one time by unanimous written consent. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

   The Audit Committee currently consists of directors Healy, Leader and Reilly. The Audit Committee reviews the internal accounting procedures of iVillage and retains, consults with and reviews the services provided by iVillage's independent auditors. The Audit Committee held six meetings during the fiscal year ended December 31, 2002.

   The Compensation Committee currently consists of directors Healy, Reilly and Sikes. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of iVillage, administers iVillage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The Compensation Committee held two meetings during the fiscal year ended
December 31, 2002 and acted one time by unanimous written consent.

   The Nominating Committee currently consists of directors Black, Leader and McCormick. The Nominating Committee reviews and recommends to the Board of Directors the structure, compensation and protections of the Board of Directors, establishes criteria for membership to the Board of Directors and seeks out candidates for election as directors and members and chairs of committees of the Board of Directors. The Nominating Committee will consider candidates to the Board of Directors submitted by a stockholder of iVillage. Any submissions by stockholders should be in writing and directed to Douglas
W. McCormick, the Chairman of the Nominating Committee, c/o iVillage Inc., 500 Seventh Avenue, 14th Floor, New York, NY 10018. Each submission should include a statement by the stockholder that such person is a stockholder of iVillage as well as proof of stock ownership, biographical information relating to the proposed candidate including contact information and a brief statement, not to exceed 500 words, as to why such proposed candidate should be appointed to iVillage's Board of Directors. The Nominating Committee held one meeting during the fiscal year ended December 31, 2002.

   During fiscal year 2002, each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which the director served during the period for which he was a director or committee member, respectively, except for Ms. Black and Messrs. Healy and Kairouz.

Director Compensation

   Directors do not currently receive any cash compensation from iVillage for their service as a member of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan, the 1999 Acquisition Stock Option Plan and the Amended and Restated 1999 Employee Stock Option Plan. Under iVillage's 1999 Director Option Plan, non-employee directors are eligible to receive non-discretionary, automatic stock option grants.

   On May 23, 2002, Messrs. Healy, Kairouz, Leader, Reilly and Schulman were each granted an option to purchase 1,666 shares of iVillage's common stock at an exercise price of $2.03 per share pursuant to the 1999 Director Option Plan.

   In April 2001, iVillage's Board of Directors adopted a policy regarding the initial grant of stock options to purchase iVillage's common stock for new non-employee directors of iVillage who do not beneficially own, and are not affiliated with any entity that does beneficially own, greater than one percent (1%) of the then outstanding shares of iVillage common stock. Pursuant to such policy, upon his or her initial election or appointment to the Board of Directors of iVillage, such non-employee director shall be granted options to purchase 30,000 shares of iVillage's common stock on the following terms:
(i) an exercise price equal to the fair market value of iVillage's common stock on the date of grant, (ii) an option term of seven years from the date of grant, (iii) vesting twenty-five percent (25%) per year over four years commencing on the one-year anniversary of the date of grant, and (iv) such other terms as are provided in the applicable stock option plan under which such options are granted, with the exception that any such options granted to non-employee directors will not immediately vest upon a change in control of iVillage.

   Pursuant to this policy, Mr. Horowitz was granted an option to purchase 50,000 shares of iVillage's common stock at an exercise price of $0.57 per share pursuant to the Amended and Restated 1999 Employee Stock Option Plan upon his election to the Board of Directors on April 15, 2003.

   Members of iVillage's Board of Directors who are designees of Hearst have waived participation in all of iVillage's Director Compensation Plans.


                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


   Richard Caccappolo, age 37, has been Senior Vice President, iVillage Consulting since November 2001. From September 2000 until November 2001,
Mr. Caccappolo was Chief Technology Officer and Senior Vice President of Product Development. From March 1999 to September 2000, Mr. Caccappolo served as Chief Technology Officer of iVillage. From January 1998 to March 1999,
Mr. Caccappolo served as the Chief Technology Officer of Kodak Polychrome Graphics, a supplier of products and services to graphics arts industries. From October 1994 to December 1997, Mr. Caccappolo served as Sun Chemicals' Director, Information Systems -- Europe. Mr. Caccappolo received an M.B.A. from New York University, Leonard N. Stern School of Business and a B.S. from Cornell University.

   Steven A. Elkes, age 42, has been Executive Vice President, Operations and Business Affairs since July 2000 and Secretary since October 1999. From April 1999 to July 2000, Mr. Elkes was Senior Vice President, Business Affairs. From August 1996 to April 1999, Mr. Elkes held various management positions at iVillage, including Vice President, Business Affairs. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/Structured Finance at CNA Insurance Company. From August 1991 to August 1993, Mr. Elkes served as Assistant Vice President at CNA Insurance Company. Mr. Elkes received an M.B.A. from Baruch College and a B.A. from Grinnell College.

   Scott Levine, age 38, has been Chief Financial Officer since January 2001. From September 2000 until January 2001, Mr. Levine was Senior Vice President, Finance and interim Chief Financial Officer. From February 1999 to September 2000, Mr. Levine was Vice President, Controller and Chief Accounting Officer. Mr. Levine has also been Chief Operating Officer of Public Affairs Group, Inc., an iVillage subsidiary, since March 2003. From July 1998 to February 1999, Mr. Levine was Controller for FundTech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was the Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P. Mr. Levine is a Certified Public Accountant and received an M.B.A. from Baruch College and a B.A. from State University of New York, Buffalo.

   Jane Tollinger, age 61, has been Senior Vice President, Operations and Business Affairs since September 2000 and from June 2000 to September 2000 served as Vice President, Business Affairs. From June 1999 to June 2000,
Ms. Tollinger served on several advisory boards. From September 1993 through June 1999, Ms. Tollinger served as Executive Vice President of Lifetime Television Network. Prior to September 1993, Ms. Tollinger held various management positions at Lifetime Television Network. Prior to joining Lifetime Television Network, Ms. Tollinger was an attorney with Columbia Pictures and previous to that was an associate with the Coudert Brothers law firm.
Ms. Tollinger received a J.D. from Columbia Law School, an M.A. from Harvard University and a B.A. from Beloit College.

                             AUDIT COMMITTEE REPORT


   The information contained in the following report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC"), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or subject to Regulation 14A or 14C promulgated under the Exchange Act, other than as provided in Item 306 of the SEC's Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that iVillage specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in such filing.

   The Audit Committee of iVillage's Board of Directors is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors, which charter is currently being reviewed and updated in light of recent and pending legal changes affecting audit committees of public companies. The Audit Committee reviews iVillage's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, and the preparation, presentation and integrity of iVillage's consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to below do not assure that the audit of iVillage's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that iVillage's independent auditors are in fact independent.

   In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding, among other things, the audited financial statements contained in iVillage's 2002 Annual Report on Form 10-K. Management represented to the Audit Committee that iVillage's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

   In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from iVillage and its management, including the matters in the written disclosures and letter required by the Independence Standards Board Standard No.1, Independence Discussions With Audit Committees. The Audit Committee has also considered whether the independent auditors' provision of certain non-audit services to iVillage is compatible with the auditors' independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

   The Audit Committee discussed with iVillage's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of iVillage's internal controls, and the overall quality of iVillage's financial reporting.

   In reliance on the reviews and discussions referred to above, and subject to the limitations on the Audit Committee's role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that iVillage's audited consolidated financial statements as of December 31, 2002 and 2001 and for the fiscal years ended December 31, 2002, 2001, and 2000 be included in iVillage's 2002 Annual Report on Form 10-K, for filing with the SEC.

   The Audit Committee has the sole authority to appoint or replace iVillage's independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. iVillage's independent auditors report directly to the Audit Committee and the Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for iVillage by its independent auditors, subject to certain de minimus exceptions for non-audit services permitted by law. Although not required by law, iVillage's By-Laws or otherwise, iVillage's Board of Directors has submitted the Audit Committee's selection of independent auditors for stockholder ratification at the Annual Meeting as a matter of good corporate governance.

   Each Audit Committee member is "independent" as required by the current listing standards of The Nasdaq Stock Market, Inc., except as set forth below. As permitted by the Nasdaq's rules and the Amended and Restated Charter of the Audit Committee and due to exceptional and limited circumstances, the Audit Committee of iVillage has one member, Mr. Leader, who may not be "independent" as defined in the Nasdaq's rules. iVillage has been party to agreements with AOL pursuant to which iVillage has paid to AOL an aggregate of approximately $1.5 million, approximately $4.4 million and approximately $4.9 million for the years ended December 31, 2002, 2001, and 2000, respectively (each without taking into effect any payments that may have been made to AOL during those years by iVillage's subsidiary, Women.com Networks, Inc. ("Women.com") prior to iVillage's acquisition of Women.com in June 2001). AOL is a wholly-owned subsidiary of AOL Time Warner Inc. Mr. Leader serves as President of the Venture Group of AOL Time Warner Investments, a division of AOL Time Warner Inc. The Board of Directors has determined that Mr. Leader's continued membership on the Audit Committee of the Board of Directors is required by the best interests of iVillage and its stockholders as a result of, among other things:

   o Mr. Leader's financial and accounting background and expertise, including prior experience as the Chief Financial Officer of other public companies;

   o the fact that no other members of the Board of Directors have been employed as a Chief Financial Officer or in a similar capacity;

   o Mr. Leader's invaluable past contributions to the Audit Committee of the Board of Directors as a member of the Audit Committee;

   o Mr. Leader's institutional knowledge of iVillage and its financial and accounting practices, which help provide continuity and stability to the Audit Committee proceedings;

   o Mr. Leader is not an employee of iVillage or an immediate family member of an employee, nor has Mr. Leader been an employee of iVillage during the past three years;

   o Mr. Leader is the only member of iVillage's Board of Directors who has audit experience at one of the "big four" accounting firms and such experience is an invaluable tool to the Audit Committee in its discussions with iVillage's management and independent auditors; and

   o the fact that Mr. Leader is the President of the Venture Group of AOL Time Warner Investments, an entity that does not provide any services to iVillage or receive any direct payments from iVillage under iVillage's agreements with AOL, an affiliate of AOL Time Warner Investments.

   Respectfully submitted on September 4, 2003 by the members of the Audit Committee of the Board of Directors:


                                   Edward T. Reilly, Chairman
                                   John T. Healy
                                   Lennert J. Leader

                             EXECUTIVE COMPENSATION


Summary Compensation Table

   The following table sets forth the compensation earned for services rendered to iVillage in all capacities for the fiscal years ended December 31, 2002, 2001 and 2000 by iVillage's Chief Executive Officer, iVillage's four next most highly compensated executive officers who were serving as executive officers as of December 31, 2002 and earned more than $100,000 during the fiscal year ended December 31, 2002, and one former executive officer of iVillage who would have been one of the four next most highly compensated executive officers but for the fact that such individual was no longer an employee of iVillage at December 31, 2002 (collectively, the "Named Executive Officers").


                                                                                                         Long-Term
                                                                                                        Compensation
                                                                                                        ------------
                                                                                                           Awards
                                                                                                        ------------
                                                                     Annual Compensation                 Securities
                                                          ------------------------------------------     Underlying      All Other
                                                                                      Other Annual      Options/SARs   Compensation
 Name and Principal Position                      Year    Salary ($)   Bonus ($)    Compensation ($)      (#) (1)         ($) (2)
 ---------------------------                      ----    ----------   ---------    ----------------    ------------   ------------
Douglas W. McCormick (3) ......................   2002     499,993      200,000            --              500,000           96
 Chairman and Chief                               2001     499,992      150,000            --            1,500,000           96
 Executive Officer                                2000     252,780         --              --            1,010,000           --
Nancy Evans (4) ...............................   2002     325,008      130,000            --                --              96
 Former Editor-in-Chief                           2001     325,008      130,000            --              125,000           96
                                                  2000     325,144       84,000            --              260,000          120
Steven A. Elkes ...............................   2002     309,000      123,600            --                --              96
 Executive Vice President,                        2001     293,808      130,000            --              226,250           96
 Operations and Business                          2000     242,578      168,790            --              128,333          120
 Affairs
Vanessa Benfield (5) ..........................   2002     300,000         --            119,052             --              96
 Former Senior Vice                               2001      51,408       10,000            --              125,000           --
 President, Sales                                 2000        --           --              --                --              --
Scott Levine ..................................   2002     262,000      104,800            --                --              96
 Chief Financial Officer                          2001     249,244      118,000            --              150,000           96
                                                  2000     171,404      156,693            --               75,000          120
Jane Tollinger (6) ............................   2002     260,000      104,000            --                --              96
 Senior Vice President,                           2001     234,008       72,200            --              175,000           96
 Operations and Business                          2000     106,915         --              --              125,000           --
 Affairs

---------------
(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan, Amended and Restated 1999 Employee Stock Option Plan, Amended and Restated 1999 Non-Qualified Stock Option Plan (as amended by Amendment No. 2) or Amended 2001 Non-Qualified Stock Option Plan, and generally vest one-fourth (1/4) one year after the date of employment and the remainder in equal quarterly installments over the next three years (unless the Named Executive Officer has already been an iVillage employee for one year or more, in which case stock option grants immediately begin to vest in equal quarterly installments over the next four years), except for (i) 500,000 options granted in 2002 to Mr. McCormick which vest quarterly over three years, (ii) 1,500,000 options granted in 2001 to Mr. McCormick which have fully vested; (iii) 10,000 options granted in 2000 to Mr. McCormick which were fully vested on the date of grant; and (iv) 1,000,000 options granted in 2000 to Mr. McCormick which have fully vested.
(2) Represents the value of premiums paid by iVillage on behalf of the Named Executive Officers for term life and accidental death and dismemberment insurance policies.
(3) Mr. McCormick joined iVillage in April 2000 as President and was appointed Chief Executive Officer in July 2000.
(4) Ms. Evans resigned from her employment with iVillage in July 2003.

(5) Ms. Benfield joined iVillage in October 2001 as Senior Vice President, Sales. Ms. Benfield resigned from her employment with iVillage in December 2002. Amounts included in the "Other Annual Compensation" column for Ms. Benfield represent sales commissions paid by iVillage to Ms. Benfield.
(6) Ms. Tollinger joined iVillage in June 2000 as Vice President, Business Affairs and was appointed Senior Vice President, Operations and Business Affairs in September 2000.

Employment Arrangements

   iVillage entered into a two-year employment agreement with Douglas W. McCormick as of May 30, 2003 that provides for an annual base salary of $500,000 and eligibility to receive a bonus pursuant to iVillage's bonus plan of up to eighty percent (80%) of his base salary in fiscal year 2003 and one hundred ten percent (110%) of his base salary in fiscal year 2004, each payable upon satisfaction of objectives determined by the Board of Directors or the Compensation Committee. iVillage paid Mr. McCormick a retention bonus of $200,000 upon his execution of this employment agreement in August 2003.

   Pursuant to the employment agreement, if Mr. McCormick voluntarily terminates his employment without "good reason" (as defined in the agreement, but including a "change in control" (as defined in the agreement) of iVillage and/or iVillage's failure to renew Mr. McCormick's employment agreement on substantially the same or better terms (or offer to do so) prior to November 30, 2004) or is terminated "for cause" (as defined in the agreement) prior to the expiration of the employment agreement, iVillage shall pay him base compensation and benefits through the effective date of his termination and iVillage will have no obligation to pay Mr. McCormick his base salary, any bonus or other compensation for the remainder of the term of the employment agreement. If Mr. McCormick is terminated without cause or resigns for good reason prior to the expiration of the term of the employment agreement, (i) iVillage shall pay Mr. McCormick his base compensation and benefits through the effective date of termination, (ii) iVillage shall pay Mr. McCormick cash equal to his base salary for the remainder of the term of the employment agreement, to be paid semi-monthly, (iii) iVillage shall pay Mr. McCormick cash equal to any bonus he would have earned had he remained employed through the end of the term at his full target bonus, paid at the time such bonuses are generally distributed by iVillage, (iv) iVillage shall provide
Mr. McCormick with continued insurance coverage for the remainder of the term,
(v) any unvested stock options held by Mr. McCormick shall immediately accelerate and vest and (vi) all stock options held by Mr. McCormick will remain exercisable for a period of three years after his termination of employment; provided that in no event shall the amounts of salary and bonus described above that are payable to Mr. McCormick as severance be less than $700,000.

   Separately, in July 2003, Mr. McCormick was granted options to purchase 500,000 shares of iVillage's common stock at an exercise price equal to $1.82 per share (the fair market value of the common stock on the date of grant). This grant of options vests in equal quarterly installments over three years. Please see "Executive Compensation -- Summary Compensation Table" and "-- Option Grants in Last Fiscal Year" for information regarding additional stock options granted to Mr. McCormick.

   In July 2003, iVillage entered into a separation agreement with Nancy Evans in connection with Ms. Evans' termination of employment and resignation from iVillage's Board of Directors. Pursuant to this agreement, Ms. Evans shall receive a severance payment of $325,000 payable semi-monthly over one year from the date of her termination and have the opportunity to receive a pro-rated portion of her fiscal year 2003 target bonus, subject to certain conditions. Ms. Evans also received a continuation of certain benefit plans and continued vesting of her iVillage stock options through the first anniversary of her termination date, as well as an extension of the exercise period for her options through the second anniversary of her termination date. In addition, this agreement contains certain release, non-compete and confidentiality provisions.

   iVillage has also entered into agreements with Messrs. Elkes and Levine and Ms. Tollinger. These agreements provide that if the executive officer's employment is terminated "without cause" (as defined in the agreements) or the officer resigns for "good reason" (as defined in the agreements), iVillage shall pay that executive officer his or her base compensation and benefits for twelve months plus the maximum bonus or incentive the executive officer would have earned under any of iVillage's bonus or incentive plans. Any unvested stock options held by the executive officer will continue to vest for such twelve-month period and the period during which the executive officer must exercise his or her options will extend for an additional two years after termination. In addition, these agreements provide that any unvested stock options held by the executive officer will immediately vest upon a "change of control" (as defined in the agreements) of iVillage.

   Furthermore, iVillage has made certain grants of stock options to executive officers under iVillage's stock option plans. These stock option agreements provide that any unvested stock options held by the executive officer will immediately vest upon a "change of control" (as defined in such agreements) of iVillage.

Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2002. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the iVillage Board of Directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect iVillage's estimate of future stock price growth.

                                                                                                                     Potential
                                                                                                                    Realizable
                                                    Number of     Percent of Total                               Value at Assumed
                                                    Securities        Options                                     Annual Rates of
                                                    Underlying        Granted         Exercise                         Stock
                                                     Options        To Employees     Price Per    Expiration    Price Appreciation
                                                     Granted       in Fiscal Year      Share         Date         for Option Term
                                                   -----------    ----------------   ---------    ----------    -------------------
Name                                                 (#)              (%)            ($/Sh)                      5% ($)    10% ($)
----                                               -----------    ----------------   ---------                  -------   ---------
Douglas W. McCormick ...........................   500,000 (1)           36             1.11        7/18/09     780,941   1,081,538
Nancy Evans ....................................        --               --              --           --          --          --
Steven A. Elkes ................................        --               --              --           --          --          --
Vanessa Benfield ...............................        --               --              --           --          --          --
Scott Levine ...................................        --               --              --           --          --          --
Jane Tollinger .................................        --               --              --           --          --          --

---------------
(1) Please see note 1 to "Executive Compensation--Summary Compensation Table" for information concerning the vesting schedule of this option.

Fiscal Year-End Option Values

   The following table sets forth information with respect to the Named Executive Officers concerning stock options held during the fiscal year ended December 31, 2002 and exercisable and unexercisable options held as of December 31, 2002. No options were exercised during fiscal year 2002 by any of the Named Executive Officers. The value of unexercised in-the-money options at fiscal year-end is based on $0.94 per share, the assumed fair market value of the common stock at December 31, 2002, less the exercise price per share.

                                                                            Number of Securities
                                                                                 Underlying              Value of Unexercised In-
                                                                           Unexercised Options at                The-Money
                                                                                   Fiscal               Options at Fiscal Year-End
                                                                                Year-End (#)                        ($)
                                                                        ----------------------------    ---------------------------
Name                                                                    Exercisable    Unexercisable    Exercisable   Unexercisable
----                                                                    -----------    -------------    -----------   -------------
Douglas W. McCormick ................................................    1,883,124       1,161,875          --              --
Nancy Evans .........................................................      383,543         194,791          --              --
Steven A. Elkes .....................................................      214,714         196,537          --              --
Vanessa Benfield ....................................................       31,250               0          --              --
Scott Levine ........................................................      117,290         147,710          --              --
Jane Tollinger ......................................................      128,437         171,563          --              --

                         COMPENSATION COMMITTEE REPORT


   The Compensation Committee of iVillage's Board of Directors currently consists of John T. Healy, Edward T. Reilly and Alfred Sikes, each of whom are non-employee directors of iVillage. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of iVillage and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The following is the report of the Compensation Committee describing compensation policies and rationale applicable to iVillage's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 2002. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or subject to Regulation 14A or 14C promulgated under the Exchange Act, other than as provided in Item 402 of the SEC's Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that iVillage specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in such filing.

Philosophy and Review of Compensation

   iVillage's executive compensation program is generally designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive Internet and media marketplaces. iVillage currently uses salaries, bonuses and stock options to meet these goals.

   The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement iVillage's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the Chief Executive Officer ("CEO"), are generally based on the same criteria.

   The Compensation Committee has considered the potential impact of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the compensation paid to iVillage's executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Compensation Committee's policy to qualify, to the maximum extent possible, the compensation of iVillage's executive officers for deductibility under applicable tax laws. However, tax consequences, including but not limited to tax deductibility by iVillage, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or iVillage. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. For example, the grant of 500,000 stock options to Mr. McCormick in July 2002 under iVillage's Amended 2001 Non-Qualified Stock Option Plan may result in the loss of potential tax deductions to iVillage.

Base Salaries

   Base salary levels for the CEO and other executive officers are intended to compensate executives competitively within the Internet and media marketplaces. Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing iVillage's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations. Base salaries are determined on an individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the Stock Performance Graph are also included in surveys reviewed by the Compensation Committee in determining salary levels for the CEO and other executive officers of iVillage. The Compensation Committee reviews base salaries for executives annually.

Bonuses

   Bonuses or other short-term cash awards to executives are directly based on iVillage's fiscal year operating results and recognize contributions to the business during the fiscal year. The specific bonus the CEO and each of the other executive officers receives is dependent on the executive's level of responsibility, individual performance and iVillage's performance, although the annual bonus for the CEO is currently targeted at eighty percent (80%) of the CEO's base salary while annual bonuses for the other executive officers are generally targeted at forty percent (40%) of the executive's base salary. The Compensation Committee evaluates levels of responsibility annually. The Compensation Committee makes assessments of individual performance annually after receiving the evaluations and recommendations of the CEO. Such assessments are based on a number of factors, including individual and corporate performance, initiative, business judgment and management skills. The Compensation Committee, based on iVillage's operating and financial results and satisfaction of specified performance targets, makes assessments of iVillage's performance annually.

   No bonuses were awarded to the CEO or any other executive officer for fiscal year 2002.

Long-Term Equity Incentives

   iVillage provides long-term incentives to its executive officers and to all other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of iVillage's common stock. iVillage stock options generally are granted at an exercise price equal to one hundred percent (100%) of the fair market on the date of grant, have a seven-year term and vest in installments over 48 months. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of iVillage's common stock, this portion of the executives' compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer's acceptance of employment with iVillage. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive's current contribution to iVillage's performance, the executive officer's anticipated contribution in meeting iVillage's long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by comparable companies. The Committee also reviews stock option levels for executive officers at the beginning of each fiscal year in light of long-term strategic and performance objectives and each executive's current and anticipated contributions to iVillage's future performance.

   Reflecting the historical and anticipated contributions of the CEO to iVillage's business, the Compensation Committee recommended (and the full Board of Directors granted) a non-qualified stock option grant in July 2002 for the CEO to purchase 500,000 shares of iVillage's common stock at an exercise price equal to $1.11 per share. The stock options granted to the CEO vest in equal quarterly installments over three years, subject to acceleration upon a "change of control" of iVillage and in certain other limited circumstances. No other executive officer of iVillage received a grant of stock options during fiscal year 2002.

   The Compensation Committee is currently monitoring various proposed and pending changes to the rules concerning the accounting treatment of stock options. The Compensation Committee intends to consider the effect of any such changes when making decisions regarding future grants of long-term equity incentives. The Compensation Committee also periodically reviews the merits of other forms of long-term equity incentives, such as grants of restricted stock.

Other Compensation

   iVillage's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees. In addition, from time to time, executive officers have received signing bonuses or other bonuses based on extraordinary effort.

CEO Compensation

   Douglas W. McCormick is Chief Executive Officer of iVillage. The Compensation Committee reviews Mr. McCormick's compensation annually generally using the same criteria and policies as are employed for other executive officers. The Board of Directors determined Mr. McCormick's compensation based on the Compensation Committee's recommendations.

                     Members of the Compensation Committee

                            John T. Healy, Chairman
                                Edward T. Reilly
                                  Alfred Sikes


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   During the fiscal year ended December 31, 2002, John T. Healy, Alfred Sikes and Daniel H. Schulman served on the Compensation Committee. None of these individuals either during or prior to their tenure on the Compensation Committee was an officer or employee of iVillage or any of its subsidiaries and no "compensation committee interlocks" existed during fiscal year 2002. Please see "Certain Transactions" for a description of iVillage's transactions with Hearst. Mr. Sikes is currently a consultant to, and was formerly an officer of, The Hearst Corporation, an affiliate of Hearst. Mr. Schulman resigned from the Compensation Committee and the Board of Directors effective March 31, 2003. Edward T. Reilly was appointed to the Compensation Committee in April 2003 to fill this vacancy.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


   The following table sets forth certain information regarding the beneficial ownership of iVillage's common stock as of August 25, 2003 for:

   o each person known by iVillage to beneficially own more than 5% of the common stock;

   o each director or director nominee of iVillage;

   o each Named Executive Officer; and

   o all directors, director nominees, and executive officers of iVillage as a group.


                                             Number of Shares        Percent of
Name of Beneficial Owner                  Beneficially Owned (1)   Class (%) (1)
------------------------                  ----------------------   -------------
Hearst Communications, Inc. (2) ......          18,184,653              30.9
  959 Eighth Avenue
  New York, NY 10019
Douglas W. McCormick (3) .............           3,245,918               5.4
Lennert J. Leader (4) ................           2,175,026               3.8
Habib Kairouz (5) ....................           1,897,665               3.3
Nancy Evans (6) ......................             726,837               1.3
  321 West 77th Street
  New York, NY 10024
Steven A. Elkes (7) ..................             308,342                 *
Jane Tollinger (8) ...................             285,000                 *
Scott Levine (9) .....................             175,292                 *
Edward T. Reilly (10) ................              57,084                 *
John T. Healy (11) ...................              32,918                 *
Alfred Sikes (12) ....................              11,161                 *
Cathleen P. Black ....................              11,160                 *
Kenneth A. Bronfin ...................                 161                 *
Edward D. Horowitz ...................                   0                 *
Vanessa Benfield (13) ................                   0                 *
  45 West 55th Street
  New York, NY 10019
All directors and executive officers
as a group (13 persons) (14) .........           8,400,898              13.9

---------------
*     Less than one percent of the outstanding common stock.
(1) Unless otherwise indicated, the address for each listed director or officer is c/o iVillage Inc., 500 Seventh Avenue, New York, New York 10018. As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from August 25, 2003 through the exercise of any option or warrant. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 56,840,155 shares of common stock issued and outstanding as of August 25, 2003. This number does not include 1,203,446 shares of stock classified as treasury stock, but does include 108,604 shares of common stock reserved for issuance to former stockholders of Women.com in exchange for cancellation of their Women.com stock certificates and 2,474 shares of common stock reserved for issuance to former stockholders of Promotions.com, Inc. in exchange for cancellation of their Promotions.com stock certificates.

(2) According to an Amended Schedule 13D filed on June 22, 2001, each of Hearst Magazines Property, Inc. ("Hearst Magazines"), Communications Data Services, Inc. ("CDS"), Hearst Holdings, Inc. ("Hearst Holdings"), The Hearst Corporation and The Hearst Family Trust (the "Trust") may be deemed to beneficially own the 18,184,653 shares registered in the name of Hearst. Hearst Magazines has the power to direct the voting and disposition of the 18,184,653 shares as the controlling stockholder of Hearst. CDS has the power to direct the voting and disposition of the 18,184,653 shares as the sole stockholder of Hearst Magazines. Hearst Holdings has the power to direct the voting and disposition of the 18,184,653 shares as the sole stockholder of CDS. The Trust and The Hearst Corporation have the power to direct the voting and disposition of the 18,184,653 shares as the direct or indirect sole stockholders of The Hearst Corporation and Hearst Holdings, respectively. Accordingly, Hearst shares the power to direct the voting and disposition of the 18,184,653 shares beneficially owned by it, and Hearst Magazines, CDS, Hearst Holdings, The Hearst Corporation and the Trust share the power to direct the voting and disposition of the 18,184,653 shares beneficially owned by Hearst. The 18,184,653 shares include 2,065,695 shares of common stock issuable upon the exercise of a warrant; provided, however, that the warrant is not exercisable unless at the time of exercise the average per share closing price of iVillage common stock exceeds $3.75 for 15 consecutive trading days.
(3) Includes (a) options to purchase 2,752,918 shares of common stock exercisable within 60 days from August 25, 2003 and (b) 3,000 shares of common stock beneficially owned by Mr. McCormick's wife. Mr. McCormick disclaims beneficial ownership of the shares of common stock held by his wife.
(4) Consists of 2,161,075 shares of common stock beneficially owned by AOL Time Warner Inc. Mr. Leader is the President of the Venture Group of AOL Time Warner Investments. As such, Mr. Leader may be deemed to have voting power or investment power over the securities beneficially owned by AOL Time Warner Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by AOL Time Warner Inc. Includes (a) 200 shares owned by a family trust of which Mr. Leader is the trustee, and (b) options to purchase 13,751 shares of common stock exercisable within 60 days from August 25, 2003. iVillage has been informed by AOL Time Warner that Mr. Leader is obligated to transfer such options or the benefit of such options to AOL or AOL Time Warner.
(5) Includes 1,672,319 shares beneficially owned by Rho Capital Partners, Inc. Based on information provided by Rho Capital Partners, Rho Capital Partners may be deemed to be the beneficial owner of 1,672,319 shares pursuant to an investment advisory relationship by which Rho Capital Partners exercises voting and investment control over the 1,672,319 shares registered in the name of a number of investment vehicles.
      Mr. Kairouz is a stockholder of Rho Capital Partners. In such capacity, Mr. Kairouz may be deemed to share voting and investment control of the 1,672,319 shares beneficially owned by Rho Capital Partners. Mr. Kairouz disclaims beneficial ownership of these shares other than an insignificant number of shares in which Mr. Kairouz has a pecuniary interest. Includes options to purchase 30,418 shares of common stock exercisable within 60 days from August 25, 2003.
(6) Includes (a) options to purchase 437,605 shares of common stock exercisable within 60 days from August 25, 2003 and (b) 71,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans resigned as an executive officer and director of iVillage in July 2003.
(7) Includes options to purchase 290,650 shares of common stock exercisable within 60 days from August 25, 2003.
(8) Includes options to purchase 185,000 shares of common stock exercisable within 60 days from August 25, 2003.
(9) Includes options to purchase 162,188 shares of common stock exercisable within 60 days from August 25, 2003.
(10) Includes options to purchase 32,084 shares of common stock exercisable within 60 days from August 25, 2003.
(11) Consists of options to purchase 32,918 shares of common stock exercisable within 60 days from August 25, 2003.
(12) Includes (a) 161 shares of common stock beneficially owned by Mr. Sikes' wife and (b) 1,000 shares of common stock held by the Whitestone Foundation. The Whitestone Foundation is a family-owned trust of which Mr. Sikes is a trustee.

(13)  Ms. Benfield resigned as an executive officer of iVillage in December
      2002.
(14) Includes options to purchase 3,669,538 shares of common stock exercisable within 60 days from August 25, 2003. Excludes shares beneficially owned by Ms. Benfield and Ms. Evans, neither of whom are currently executive officers of iVillage.


                      EQUITY COMPENSATION PLAN INFORMATION


   The following table provides information as of December 31, 2002 with respect to shares of iVillage common stock that may be issued under its existing equity compensation plans, including iVillage's 1995 Amended and Restated Employee Stock Option Plan ("1995 ESOP"), 1997 Amended and Restated Acquisition Stock Option Plan ("1997 ASOP"), Amended and Restated 1999 Employee Stock Option Plan ("1999 ESOP"), 1999 Acquisition Stock Option Plan ("1999 ASOP"), 1999 Director Option Plan, Amended and Restated 1999 Non-Qualified Stock Option Plan ("1999 NQSOP"), 1999 Employee Stock Purchase Plan ("1999 ESPP") and Amended 2001 Non-Qualified Stock Option Plan ("2001 NQSP"). For a further description of each of these plans (excluding the 1999 ESPP which is described below), please see Note 8 of iVillage's Notes to Consolidated Financial Statements in iVillage's Annual Report accompanying this proxy statement.

   A number of iVillage's equity compensation plans were approved by iVillage's stockholders, but were subsequently amended without stockholder approval. iVillage's 1995 ESOP and 1999 ESOP were so amended to increase the number of securities underlying each plan by 289,049 and 1,812,545 shares, respectively. In addition, iVillage repriced certain outstanding options under each of the 1995 ESOP and 1997 ASOP in September 1997 without stockholder approval. Consequently, iVillage has characterized all shares underlying the 1995 ESOP, 1997 ASOP and 1999 ESOP as "not approved by security holders" in the table below, notwithstanding the fact that each of these plans initially were approved by iVillage's stockholders.

   The table does not include information with respect to equity compensation plans of companies acquired by iVillage that were terminated as part of, or subsequent to, such acquisitions.


                                                                                                             Number of securities
                                                                                      Weighted-average     remaining available for
                                                           Number of securities to    exercise price of     future issuance under
                                                           be issued upon exercise       outstanding      equity compensation plans
                                                           of outstanding options,    options, warrants     (excluding securities
Plan Category                                              warrants and rights         and rights        reflected in column (a))
-------------                                              -----------------------    -----------------   -------------------------
                                                                     (a)                     (b)                     (c)
Equity compensation plans approved by security holders
  (1)..................................................              330,999               $13.08                   204,658(2)
Equity compensation plans not approved by security
  holders (3)..........................................           10,360,028               $ 4.48                 1,360,588(4)
                                                                  ----------               ------                 ---------
   Total (5)...........................................           10,691,027               $ 4.75                 1,565,246(4)

---------------
(1) Consists of the 1999 ASOP, 1999 Director Option Plan and 1999 ESPP.
(2) Includes shares available for future issuance under the 1999 ESPP. As of December 31, 2002, none of the 83,333 shares reserved for issuance under this plan had been issued.
(3) Consists of the 1995 ESOP, 1997 ASOP, 1999 ESOP, 1999 NQSOP and the 2001 NQSOP and a warrant to purchase 5,282 shares of iVillage's common stock held by Leasing Technologies International, Inc., that is exercisable through June 9, 2007 at an exercise price of $14.35, assumed by iVillage in connection with its acquisition of Promotions.com, Inc.
(4) Includes 160,481 shares of common stock available for future issuance under the 1999 ESOP that could be issued as restricted stock.
(5) The table does not include information for an equity compensation plan assumed by iVillage in connection with its acquisition of Family Point Inc. No additional options may be granted under this plan and no options are currently outstanding or exercisable. The table also does not include information relating to warrants to purchase an aggregate 2,100,000 shares of iVillage's common stock issued in June 2001 to Hearst and other former Women.com stockholders pursuant to an amended and restated securities purchase agreement and a rights offering, respectively, that were each approved by iVillage's stockholders in connection with iVillage's acquisition of Women.com. Please see Footnote 2 under "Security Ownership of Certain Beneficial Owners and Management" for more information regarding the terms of these warrants.

1999 Employee Stock Purchase Plan

   iVillage adopted the 1999 ESPP in December 1998, and reserved 83,333 shares of iVillage's common stock for issuance thereunder. To date, however, no shares have been issued under the 1999 ESPP. The 1999 ESPP, which is intended to qualify under Section 423 of the Code, is administered by iVillage's Board of Directors or by its Compensation Committee. Under the 1999 ESPP, iVillage may withhold a specified percentage (not to exceed 15%) of each salary payment to participating employees over certain offering periods. Any employee who is employed for at least 20 hours per week for at least five consecutive months in a calendar year, with or by iVillage or by a majority-owned subsidiary of iVillage, is eligible to participate in the 1999 ESPP. Unless the Board of Directors or the Compensation Committee determines otherwise, each offering period runs for 24 months and is divided into four consecutive purchase periods of approximately six months.

   The price at which iVillage's common stock may be purchased under the 1999 ESPP is equal to 85% of the fair market value of iVillage's common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Participants may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the 1999 ESPP to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of iVillage or of any of its subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate that exceeds $25,000 worth of stock for any calendar year. The Board of Directors may amend the 1999 ESPP at any time. The 1999 ESPP will terminate in December 2009, unless terminated earlier in accordance with its provisions.


                              CERTAIN TRANSACTIONS


   Pursuant to an agreement with AOL that expired in December 2001, AOL was obligated to provide iVillage anchor tenant distribution on certain AOL channels, guaranteed impressions and other services. In consideration of these services, iVillage paid AOL approximately $0.3 million in 2002.

   Pursuant to an agreement with AOL that expired in June 2002, AOL was obligated to distribute through the AOL network a customized version of iVillage's Astrology.com Web Site and content, and provide guaranteed impressions and other services. iVillage paid AOL approximately $0.4 million in 2002 as consideration for these services.

   Concurrent with the termination of certain agreements with AOL, in December 2001 iVillage entered into an advertising agreement with AOL pursuant to which AOL delivered a guaranteed number of impressions during the period from December 2001 through January 2002. In consideration of these services, iVillage paid AOL $0.7 million.

   In 2002, iVillage entered into a web pointing agreement with AOL, pursuant to which AOL provided a link to iVillage's Web site. The agreement terminated on September 30, 2002, and in consideration of these services, iVillage paid AOL approximately $0.2 million. Lennert J. Leader, an iVillage director, is President of the Venture Group of AOL Time Warner Investments, an affiliate of AOL.

   iVillage is a party to a stockholder agreement with Hearst. For a discussion of the terms of this agreement, please see "Proposal No.1: Election of Directors".

   iVillage is a party to a magazine content license and hosting agreement with Hearst. Under this agreement, iVillage is obligated to provide production and hosting services for certain Web sites affiliated with selected Hearst magazines, including Good Housekeeping, Redbook, Cosmopolitan, and Country Living. These Web sites are part of the iVillage network. The magazine sites are on URLs owned by Hearst.

   Under the magazine content license and hosting agreement, iVillage agreed to provide Hearst with Web site production and hosting services, including the creation of original site content which will be owned by Hearst. In consideration for these services, Hearst agreed to:

   o pay iVillage approximately $10.2 million for production services during the three-year term of the agreement (approximately $4.5 million in year one, $2.8 million in year two and $2.9 million in year three);

   o place approximately $8.0 million of Hearst advertising during the three-year term of the agreement (approximately $2.2 million in year one and $2.9 million in each of years two and three) on iVillage's Web sites, which amount may be increased in any year of the agreement if Hearst fails to pay iVillage the required fees for production services as described above. If such a shortfall in production fees occurs in any year of the agreement, Hearst must place additional advertising in an amount equal to 40% of the production fee shortfall; and

   o grant to iVillage a right of first offer on any new Internet-based development projects initiated by Hearst that are appropriate for inclusion on the iVillage network of Web sites.

   The agreement also provides for revenue sharing between iVillage and Hearst with respect to advertising revenues obtained by iVillage from the Hearst magazine Web sites and other iVillage Web sites containing substantial Hearst content. This revenue sharing arrangement requires that iVillage pay Hearst a royalty payment based on net advertising revenues of at least $3.9 million during the three-year term of the agreement. This amount is reducible pro rata if Hearst fails to expend at least $5 million in production fees in any year of the agreement.

   Additionally, iVillage is entitled to a commission derived from the sale of Hearst magazine subscriptions made through iVillage's network of Web sites. This commission is equal to thirty percent of gross revenues from such sales.

   The magazine content license and hosting agreement expires on June 18, 2004. However, the agreement may be terminated by either party immediately upon written notice to the other party in the event of bankruptcy, insolvency or a change of control of the other party.

   Pursuant to the magazine content license and hosting agreement and other agreements, iVillage recognized revenues of approximately $7.3 million from Hearst, offset partially by royalty payments to Hearst of approximately
$0.8 million, in 2002. Please see Note 5 of iVillage's Notes to Consolidated Financial Statements in iVillage's Annual Report accompanying this proxy statement.

   As of August 25, 2003, Hearst owned approximately 28.4% of the outstanding iVillage common stock, and had three designees, Messrs. Bronfin and Sikes and Ms. Black, on iVillage's Board of Directors.

   Agora Media, Inc. has contracted to purchase advertising and other services from iVillage during 2003 with an aggregate value expected to exceed $60,000. Douglas W. McCormick, iVillage's Chairman and Chief Executive Officer, is a director of Agora Media, Inc.

   iVillage has entered into indemnification agreements with its executive officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against any and all expenses (including attorney's fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in or preparing to defend any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties, and amounts paid in settlement of any pending, threatened or completed action, suit, claim, hearing, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other including all taxes imposed on such payment that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                            STOCK PERFORMANCE GRAPH


   The information contained in the following graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or subject to Regulation 14A or 14C promulgated under the Exchange Act, other than as provided in Item 402 of the SEC's Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that iVillage specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in such filing.

   The following graph shows a comparison of cumulative total stockholder returns for iVillage's common stock, the Nasdaq Stock Market Index for U.S. Companies, and The Street.com Internet Index. The graph assumes the investment of $100 on March 19, 1999, the date of iVillage's initial public offering, and the reinvestment of all dividends. The data regarding iVillage assumes an investment at the initial public offering price of $24.00 per share of iVillage's common stock. The performance shown is not necessarily indicative of future performance.


  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG iVILLAGE INC., THE NASDAQ STOCK
             MARKET (U.S.) INDEX AND THE STREET.COM INTERNET INDEX


Measurement Period                                iVillage Inc.    Nasdaq Index   The Street.com Internet Index
------------------                                -------------    ------------   -----------------------------
Measurement Pt-3/19/99 ........................      $100.00         $100.00                 $100.00
12/31/99 ......................................      $ 84.38         $169.47                 $183.67
12/31/00 ......................................      $  4.43         $101.33                 $ 47.83
12/31/01 ......................................      $  7.92         $ 80.40                 $ 30.70
12/31/02 ......................................      $  3.92         $ 55.54                 $ 13.63


$100 invested on 3/19/99 in stock or index-including reinvestment of dividends.



                            [STOCK PERFORMANCE GRAPH]

                                PROPOSAL NO. 2:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


   The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as iVillage's independent auditors to audit the financial statements of iVillage for the fiscal year ending December 31, 2003, and the Board of Directors recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP (or predecessors of this firm) has audited iVillage's financial statements since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

   Stockholder ratification of the selection of PricewaterhouseCoopers LLP as iVillage's independent auditors is not required by law, iVillage's By-Laws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of iVillage and its stockholders.

Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of iVillage's annual financial statements for the fiscal years ended December 31, 2002 and 2001, and for the reviews of the financial statements included in iVillage's Quarterly Reports on Form 10-Q for those fiscal years were approximately $236,200 and $244,000, respectively.

Audit-Related Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for assurance and related services reasonably related to the performance of the audit or review of iVillage's financial statements for the fiscal years ended December 31, 2002 and 2001, were approximately $42,900 and $51,000, respectively, consisting primarily of the following: the audit of iVillage's 401(k) Plan, due diligence reviews of several potential acquisitions, the 2001 audit of Cooperative Beauty Ventures, L.L.C., a joint venture between iVillage and a subsidiary of Unilever United States, Inc., and certain attestation services for iVillage Parenting Network, Inc., a subsidiary of iVillage.

Tax Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2002 and 2001, were approximately $110,000 and $94,000, respectively, consisting primarily of the preparation of tax returns for iVillage and its subsidiaries and tax-related consulting services.

All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to iVillage, other than fees for the services described above under "Audit Fees", "Audit-Related Fees" and "Tax Fees", for the fiscal years ended December 31, 2002 and 2001 were $0 and approximately $51,000, respectively. These fees relate to the implementation of a fixed asset system, assistance in connection with the integration plan for Women.com and other miscellaneous consulting services in support of iVillage.

   In February 2003, iVillage's Audit Committee pre-approved certain audit, audit-related, tax and other services to be performed by PricewaterhouseCoopers LLP for iVillage during fiscal year 2003 as well as a budget for these services. Although none of the services performed by PricewaterhouseCoopers LLP for fiscal years 2001 and 2002 described above were pre-approved by iVillage's Audit Committee, the Audit Committee intends to pre-approve all future services performed by PricewaterhouseCoopers LLP for iVillage in compliance with the Sarbanes-Oxley Act of 2002 and related regulations.

   iVillage's Audit Committee has considered whether the independent auditors' provision of non-audit services to iVillage is compatible with the auditors' independence. The iVillage Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS iVILLAGE'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.


                             STOCKHOLDER PROPOSALS


   iVillage currently expects to hold its 2004 Annual Meeting of Stockholders in May 2004. Accordingly, stockholder proposals to be presented at the 2004 Annual Meeting of Stockholders, for inclusion in iVillage's proxy statement and form of proxy relating to that meeting, must be received by iVillage at its offices in New York, New York, addressed to the Secretary, not later than January 1, 2004. Such proposals must comply with iVillage's By-Laws and the requirements of Regulation 14A of the Exchange Act.

   If a stockholder intends to submit a proposal at iVillage's Annual Meeting in 2004, which proposal is not intended to be included in iVillage's proxy statement and form of proxy relating to that meeting, the stockholder must give appropriate notice to iVillage not later than January 1, 2004. If such a stockholder fails to submit the proposal in accordance with the deadline described above, iVillage will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at iVillage's Annual Meeting in 2004.

   Stockholders may contact iVillage's Secretary for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Pursuant to Section 16(a) of the Exchange Act and the rules thereunder, iVillage's executive officers and directors and persons who own more than 10% of a registered class of iVillage's equity securities are required to file with the SEC and The Nasdaq Stock Market, Inc. reports of their ownership of, and transactions in, iVillage's common stock. Based solely on a review of copies of such reports furnished to iVillage, or written representations that no reports were required, iVillage believes that during the fiscal year ended December 31, 2002, its executive officers and directors complied with the
Section 16(a) requirements except that (i) Mr. Leader failed to timely file a Form 4 concerning an open market purchase of 200 shares of iVillage common stock by a family trust in March 1999, which omission was corrected by filing a Form 5 in February 2003, and (ii) a Form 3 was not timely filed upon Mr. Bronfin's election as a director of iVillage in May 2002, which omission was corrected by filing a Form 3 in February 2003.

                                 OTHER MATTERS


   At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

   This proxy statement contains sections or information substantially similar to the corresponding portions of the accompanying Annual Report. To the extent there are any differences between the respective sections of each document, the sections or information included in this proxy statement shall supersede the corresponding areas of the Annual Report for purposes of the Annual Meeting.

                             BY ORDER OF THE BOARD OF DIRECTORS




                             /s/ Steven A. Elkes
                             --------------------------------
                             Steven A. Elkes
                             Secretary

Dated: September 4, 2003
                                 iVILLAGE INC.
        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS TO BE HELD ON OCTOBER 9, 2003

  The undersigned stockholder hereby appoints DOUGLAS W. MCCORMICK and STEVEN
A. ELKES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of iVillage Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of iVillage Inc. to be held at the Hilton Times Square, 234 West 42nd Street, Empire Room, New York, New York, on Thursday, October 9, 2003, at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all the powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1. To elect three Class II Directors.

 |_| FOR all nominees below (except as marked to the contrary below) |_| WITHHOLD AUTHORITY to vote for all nominees below

NOMINEES: 01 Cathleen P. Black   02 Edward D. Horowitz
          03 Douglas W. McCormick

                TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S)
                         WRITE SUCH NOMINEE(S)' NAME(S)

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                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of iVillage Inc. for its fiscal year ending December 31, 2003.

                     |_| FOR    |_| AGAINST    |_| ABSTAIN

                                            see reverse for voting instructions

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                        Address Change? Mark Box |_|
                                        Indicate Changes Below

                                         --------------------------------------

                                        Dated:  ------------------------ , 2003

                                         --------------------------------------

                                         --------------------------------------
                                                      Signature(s)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.